Exhibit 3.2

AMENDMENT TO
SECOND AMENDED AND RESTATED BYLAWS
OF
SPECTRUM PHARMACEUTICALS, INC.
a Delaware corporation

This Amendment to Second Amended and Restated Bylaws (the “Bylaws”) of Spectrum Pharmaceuticals, Inc. (the “Corporation”) is effective as of February 23, 2018.

Article III, Section 8 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 8. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or by any two (2) directors. Notice of the date, time and place of special meetings shall be (i) delivered personally by hand, by courier or by telephone (including by voice messaging system or other system or technology designed to record or communicate messages), (ii) sent by United States first-class mail, postage prepaid, (iii) sent by facsimile, or (iv) sent by electronic mail or other electronic means to each director at the director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic means, as the case may be, as shown on the records of the Corporation. In case the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. In case the notice is delivered personally by hand, by courier or by telephone, sent by facsimile, or sent by electronic mail or other electronic means, it shall be delivered or sent at least forty-eight (48) hours before the time of the holding of the meeting. The notice need not specify the purpose of the meeting. A written waiver of any such notice signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.”